Exhibit 99.1

Valley Financial Corporation▲
_________________________________________________________________

FOR RELEASE 4:00 p.m. February 21, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES 10% TARP REDEMPTION

ROANOKE, VIRGINIA (February 21, 2013) – Valley Financial Corporation (NASDAQ: VYFC), the holding company for Valley Bank, announced today that the Company’s regulators have permitted and the Board of Directors has authorized the Company’s redemption of the second 10%, or $1,600,000, of its TARP preferred stock currently held by the U.S. Treasury (“UST”).  The payment was made on February 20, 2013 and brings the total amount redeemed to $3,200,000.  The Company currently expects to make quarterly redemptions during 2013 of similar amounts, based on its earnings, financial condition and obtaining continued regulatory permission.

Ellis L. Gutshall, President and CEO, stated “We are quite pleased to announce the second TARP redemption payment out of organic earnings. We understand from our primary regulator that very few banks nationwide have received regulatory approval to redeem TARP preferred shares out of organic earnings. This action is the result of the continued efforts and commitment of our directors and employees, and is indicative of the strong operating performance and capital position of the Company.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.